    As filed with the Securities and Exchange Commission on August 29, 2001
                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ROSLYN BANCORP, INC.
   (exact name of registrant as specified in its certificate of incorporation)

     DELAWARE                                            11-3333218
(state or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

                               ONE JERICHO PLAZA
                             JERICHO, NEW YORK 11573
                                 (516) 942-6000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              ROSLYN BANCORP, INC.
                         2001 STOCK-BASED INCENTIVE PLAN
                            (Full Title of the Plan)
                   -----------------------------------------

JOSEPH L. MANCINO                                COPIES TO:
VICE CHAIRMAN OF THE BOARD,                      VICTOR L. CANGELOSI, ESQUIRE
PRESIDENT AND CHIEF EXECUTIVE OFFICER            THOMAS P. HUTTON, ESQUIRE
ROSLYN BANCORP, INC.                             MULDOON MURPHY & FAUCETTE LLP
ONE JERICHO PLAZA                                5101 WISCONSIN AVENUE, N.W.
JERICHO, NEW YORK  11753                         WASHINGTON, DC  20016
(516) 942-6000                                   (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
             Securities Act of 1933, check the following box. / X /
                                                              ----

====================================================================================================
  Title of each Class of     Amount to be    Proposed Purchase   Estimated Aggregate   Registration
Securities to be Registered  Registered (1)  Price Per Share       Offering Price           Fee
----------------------------------------------------------------------------------------------------
      Common Stock            3,750,000            $18.60(3)         $69,754,318         $17,439
     $.01 par Value           Shares(2)
====================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Roslyn Bancorp, Inc. 2001 Stock-Based Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Roslyn Bancorp, Inc. pursuant to 17 C.F.R.
    Section 230.416(a).
(2) Represents the total number of shares currently reserved or available for issuance as stock options or stock awards pursuant to the Plan. This number reflects a 3 for 2 split of common stock on August 23, 2001.
(3) Represents the weighted average price determined by an exercise price of $18.39 per share at which options for 1,818,737 shares have been granted under the Plan to date (adjusted for the 3 for 2 stock split on August 23, 2001) and by $18.80, the fair market value of the Common Stock on August 27, 2001 as determined by the closing price on the Nasdaq National Market reported by the Wall Street Journal, for 1,931,263 shares for which stock options or restricted stock awards have not yet been granted under the Plan.


THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.
Number of Pages 12
Exhibit Index begins on Page 9

ROSLYN BANCORP, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The document containing the information for the Roslyn Bancorp, Inc. 2001 Stock-Based Incentive Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). This document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

        (a) The Form 10-K, Annual Report, filed by the Company for the fiscal year ended December 31, 2000, (File No. 000-28886), which includes the consolidated statements of financial condition of Roslyn Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, filed with the SEC on March 30, 2001.

        (b) The Form 10-Q report filed by the Company for the fiscal quarters ended March 31, 2001 and June 30, 2001 (File No. 000-28886), filed with the SEC on May 11, 2001 and July 30, 2001, respectively.

        (c) The description of the Company's Common Stock contained in the Registrant's Form 8-A (File No. 0-28886), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder on September 6, 1996 and declared effective on October 10, 1996, as incorporated by reference from the Company's Registration Statement on Form S-1 (SEC file No. 333-10471) declared effective on October 10, 1996.

        (d) All  documents  filed by the Company  pursuant to Section  13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

        The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

        Douglas P. Faucette, a partner with the law firm of Muldoon Murphy & Faucette LLP, personally beneficially owns 110,054 shares of the Registrant's common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

        Article X and XI of the Registrant's Certificate of Incorporation provides as follows:

        TENTH:
        -----

               A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

               B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director,

        Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

               C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
        (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

               D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

               E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

               F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

        ELEVENTH:     A  Director of this Corporation  shall  not  be personally
        --------
liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.   LIST OF EXHIBITS.

        The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

        4.1    Certificate of Incorporation of the Registrant1
        4.2    Amended Bylaws of the Registrant2
        4.3    Stock Certificate of Roslyn Bancorp, Inc.3
        4.4    Roslyn Bancorp, Inc. 2001 Stock-Based Incentive Plan4
        5.0    Opinion of Muldoon Murphy & Faucette LLP re: legality of the securities
        23     Consent of KPMG LLP.
        24     Power of Attorney is located on the signature pages.









---------------------------
        1 Incorporated herein by reference from the Exhibits contained in the Company's quarterly report on Form 10-Q (SEC No. 0-28886) filed with the SEC on August 13, 1999.

        2 Incorporated herein by reference from the Exhibits contained in the Company's quarterly report on Form 10-Q (SEC No. 0-28886) filed with the SEC on November 12, 1999.

        3 Incorporated herein by reference from the Exhibits contained in the Registration Statement on Form S-1 (SEC No. 333-10471), as amended, filed with the SEC on August 20, 1996.

        4 Incorporated herein by reference to Appendix B of the Company's Proxy Statement on Form DEF 14A (SEC No. 000-28886), filed with the SEC on April 19, 2001.

Item 9.   Undertakings

        The undersigned Registrant hereby undertakes:

        (1)    To  file,   during  any  period  in  which  it  offers  or  sells
               securities, a post-effective amendment to this Registration Statement to:

               (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to
                      Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

        (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration
               Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, Roslyn Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Jericho, State of New York, on August 29, 2001.

                                    ROSLYN BANCORP, INC.



                                    By:    /s/ Joseph L. Mancino
                                           -------------------------------------
                                           Joseph L. Mancino
                                           Vice Chairman of the Board,
                                           President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Mancino) constitutes and appoints Joseph L. Mancino and Mr. Mancino hereby constitutes and appoints John M. Tsimbinos, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him (or her) and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Name                                   Title                              Date
     ----                                   -----                              ----

 /s/ Joseph L. Mancino           Vice Chairman of the Board, President      August 29, 2001
------------------------------   and Chief Executive Officer
Joseph L. Mancino                (principal executive officer)


 /s/ John M. Tsimbinos           Chairman of the Board                      August 29, 2001
------------------------------
John M. Tsimbinos


 /s/ John R. Bransfield, Jr.     Vice Chairman of the Board                 August 29, 2001
-------------------------------
John R. Bransfield, Jr.



 /s/ Michael P. Puorro           Treasurer and Chief Financial Officer      August 29, 2001
-------------------------------
Michael P. Puorro



                                        7




 /s/ Thomas J. Calabrese, Jr.    Director                                   August 29, 2001
-------------------------------
Thomas J. Calabrese, Jr.


 /s/ Maureen E. Clancy           Director                                   August 29, 2001
-------------------------------
Maureen E. Clancy


 /s/ Thomas A. Doherty           Director                                   August 29, 2001
------------------------------
Thomas A. Doherty


 /s/ Robert G. Freese            Director                                   August 29, 2001
--------------------------------
Robert G. Freese


 /s/ Leonard Genovese            Director                                   August 29, 2001
------------------------------
Leonard Genovese


 /s/ Dr. Edwin W. Martin, Jr.    Director                                   August 29, 2001
-----------------------------
Dr. Edwin W. Martin, Jr.


 /s/ Victor C. McCuaig           Director                                   August 29, 2001
-------------------------------
Victor C. McCuaig


 /s/ James E. Swiggett           Director                                   August 29, 2001
--------------------------------
James E. Swiggett


 /s/ Spiros J. Voutsinas         Director                                   August 29, 2001
---------------------------------
Spiros J. Voutsinas


 /s/ Richard C. Webel            Director                                   August 29, 2001
--------------------------------
Richard C. Webel






                                                EXHIBIT INDEX
                                                -------------


                                                                                                          Sequentially
                                                                                                            Numbered
                                                                                                              Page
  Exhibit No.        Description                Method of Filing                                            Location
--------------       ---------------------      ----------------------------------------------------      -------------

      4.1            Certificate of             Incorporated herein by reference from the Exhibits
                     Incorporation of the       of the Registrant's Registration Statement on Form
                     Registrant                 S-1 filed with the SEC

      4.2            Bylaws of the              Incorporated herein by reference from the Exhibits
                     Registrant                 of the Registrant's Registration Statement on Form
                                                S-1 filed with the SEC

      4.3            Stock Certificate of       Incorporated herein by reference from the Exhibits
                     Roslyn Bancorp, Inc.       of the Registrant's Registration Statement on Form
                                                S-1 filed with the SEC

      4.4            Roslyn Bancorp, Inc.       Incorporated herein by reference to Appendix B of
                     2001 Stock-Based           the Company's Proxy Statement on Form DEF 14A
                     Incentive Plan             (SEC No. 000-28886) filed with the SEC on April
                                                19, 2001

      5.0            Opinion of Muldoon         Filed herewith.
                     Murphy & Faucette
                     LLP re: legality of
                     the securities

      23             Consent of KMPG            Filed herewith.
                     LLP

      24             Power of Attorney          Located on the signature page.



                                        9